Exhibit 2

Order to Commence and Carry on Business

Trust and Loan Companies Act

I, on behalf of the Superintendent of Financial Institutions,

(a)	pursuant to subsection 52(4) of the Trust and Loan Companies Act, approve Odyssey Trust Company to commence and carry on business;

(b)	prohibit the company from accepting deposits in Canada; and

(c)	pursuant to subsection 57(1) of the Trust and Loan Companies Act, authorize the company to carry on the fiduciary activities referred to in section 412.

This Order is effective on the date on which the letters patent continuing Odyssey Trust Company as a company become effective.

Date: June 8,

Ordonnance autorisant une société à fonctionner

Loi sur les sociétés de fiducie et de prêt

Au nom du surintendant des institutions financieres,

a)	sur le fondement du paragraphe 52(4) de la Loi sur les sociétés de fiducie et de prêt, j ‘autorise Odyssey Trust Company à commencer à fonctionner;

b)	je lui interdis d’accepter des dépôts au Canada;

c)	je l’autorise, en vertu du paragraphe 57(1) de la Loi sur les sociétés de fiducie et de prêt, à exercer les activités fiduciaires mentionnées a 1’article 412 de ladite loi.

La présente ordonnance entre en vigueur à la date à laquelle les lettres patentes prorogeant Odyssey Trust Company en société prennent effet.

Date: le 8 juin 2022

Cameron, Judy 0 2022.06.08 09: 04:42-04’00’
Jamey Hubbs
Vice-Superintendent/Vice-surintendant